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                                                                      EXHIBIT 21

                                                  LIST OF SUBSIDIARIES OF CENFED


The direct and indirect subsidiaries of CENFED Financial Corporation, a Delaware corporation, are listed below. All subsidiaries are incorporated in the State of California.

CenFed Investments, Inc.
Crescent Bay Diversified, Inc.
National Mortgage Investors, Inc.*
PFS Corporation
UCSB Securities Corporation*
United California Financial Corporation*
United California Funding Corporation
United Coastal Financial Services, Inc.*
United Energy Finance Corporation*
United Resources Capital Corporation

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*Inactive